Exhibit 10.3

Vought Aircraft Industries, Inc. Post Office Box 655907, MS 49R-09 Dallas, TX 75265-5907
May 6, 2010
PERSONAL AND CONFIDENTIAL
To:	Steve Davis

Re:	Transaction Bonus
Dear Steve:
     Vought Aircraft Industries, Inc. (the “Company”) has entered into a merger agreement dated as of March 23, 2010 (the “Merger Agreement”), by and among the Company, Triumph Group, Inc. “TGI”), Spitfire Merger Corporation (together with TGI, the “Buyer”), and TC Group, L.L.C., as the Holder Representative, whereby the Buyer is to acquire the Company (the “Transaction”). This letter (this “Letter”) sets forth the terms and conditions of a bonus opportunity that is being provided to you in connection with the Transaction. All capitalized terms used but not defined in this Letter shall have the meanings assigned to such terms in the Merger Agreement.
1.	Bonus Opportunity. Subject to the terms and conditions of this Letter, if you remain continuously employed with the Company through the Closing Date of the Transaction, you will be entitled to receive a cash bonus equal to $100,000 (the “Bonus”). The Bonus shall be paid to you within five days of the Closing Date, subject to the satisfaction of the conditions in Section 2 of this Letter.

2.	Certain Conditions of Bonus Opportunity.
(a)	This Letter, and your eligibility to receive the Bonus, is based on the general condition that the Closing of the Transaction shall occur as set forth in the Merger Agreement. If the Merger Agreement is terminated prior to the Closing Date, this Letter and your right to receive any Bonus shall terminate. If the Merger Agreement is amended prior to the Closing Date, the Company may revise or retract in its sole discretion the terms of this Letter and the bonus opportunity set forth herein.

(b)	Payment of the Bonus is conditioned on your executing on the Closing Date, a general release of claims in the form attached hereto as Exhibit A.
3.	No Employment Rights. Neither this Letter nor any action taken hereunder shall be construed to give you any right to become, to be treated as, or to remain an employee of the Company or any other person or entity.

4.	No Obligation. This Letter shall not create any obligation or duty on the part of the Company or any of their officers, directors, managers, stockholders, members or partners to pursue or consummate the Transaction. For the avoidance of doubt, the Merger Agreement may be terminated or amended by any party, without any liability to you on the part of the Company or any of their officers, directors, managers, stockholders, members or partners.

5.	Section 280G.
(a)	Except as otherwise provided in subsection (b) below, in the event that it shall be determined that any right to receive any payment or other benefit under this Letter or under any other agreements, arrangements or benefit plans of the Company or any of its subsidiaries or Affiliates to or for your benefit (the “Payments”), would not be deductible by the Company or any of its subsidiaries or Affiliates or the person making such payment or distribution or providing such right or benefit as a result of Section 280G of the Code, then, to the extent necessary to make the Payments deductible to the maximum extent possible (but, except as otherwise provided herein, only to such extent and after taking into account any reduction in the Payments relating to Section 280G of the Code under any other plan, arrangement or agreement), such right, payment or benefit shall not become vested or paid. For purposes of determining whether any of the Payments would not be deductible as a result of Section 280G of the Code and the amount of such disallowed deduction, all Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as nondeductible, assuming that no portion of any payment to be received by you in connection with the Merger would be viewed as “reasonable compensation for personal services” within the meaning of Section 280G of the Code and the regulations thereunder. All determinations required to be made under this subsection (a), including whether and which of the Payments are required to be reduced, the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company (the “Accountants”), provided that such determinations shall be based upon a “more likely than not” standard, and provided further that, for further certainty, the amount by which the Payments shall be reduced, if at all, shall be $1,000 more than the amount determined by the Accountants. Notwithstanding anything in the foregoing and notwithstanding any other provision of any other agreement or arrangement between you and the Company or any of its subsidiaries or Affiliates, any reductions made pursuant to this Section 12(a) or pursuant to any similar provision in any other agreement between you and the Company or any of its subsidiaries or Affiliates shall be made in the following order: (i) first, all rights to continued benefits or payments in respect of premium costs under the Company’s group health and welfare plans and all other similar rights to reimbursements or in-kind benefits shall be reduced, beginning with benefits that would be received or paid last in time; (ii) second, all rights to cash severance payments and other similar payments that would be made upon a termination of your employment shall be reduced, beginning with payments that would be made last in time; (iii) third, all rights to payments, vesting or benefits in connection with any restricted stock units with respect to the common stock of the Company held by you shall be reduced; (iv) fourth, all rights to payments, vesting or benefits in connection with any options to purchase common stock of the Company shall be reduced; (v) fifth, all rights to payments, vesting or benefits in connection with any stock appreciation rights with respect to the common stock of the Company held by you shall be reduced; and (vi) sixth, all rights to any other payments or benefits shall be reduced, beginning with payments or benefits that would be received last in time.

(b)	Notwithstanding any other provision of this Letter, the provisions of subsection (a) above shall not apply to reduce the Payments if the Payments that would otherwise be nondeductible under Section 280G of the Code are disclosed to and approved by the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Code and applicable treasury regulations.
6.	Confidentiality. This Letter is private in nature and its contents may not be shared by you with any party other than your immediate family members, your legal and financial advisors and the person who communicated this bonus opportunity and the terms of this Letter to you. You agree that (except in connection with tax reporting, or pursuant to legal process or any legal action to enforce the terms of this Letter) you shall keep confidential the terms of this Letter and all performance hereunder. If you violate any of the terms of this Letter, the Company may, in its sole discretion, review, revise and retract the terms of this Letter and the bonus opportunity set forth herein.
7.	Entire Agreement. This Letter constitutes the complete and final agreement by and between you, the Company and any of its stockholders with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous negotiations, representations, understandings, and agreements between you, the Company and any of its stockholders relating to the matters herein.
8.	Governing Law; Counterparts. This Letter will be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws and may be executed in several counterparts.
* * *
     The terms of this Letter are separate from any other incentive or bonus arrangement of the Company. The Bonus shall not be deemed salary or other compensation for the purposes of computing benefits to which you may be entitled under any pension plan or other employee benefit plan or arrangement of the Company or its affiliates maintained for the benefit of its employees, unless such plan or arrangement expressly provides otherwise.
     We understand that this transition brings change but is also an exciting time for you. We warmly thank you for your commitment to making the Company a success.
[Signature Pages Follow]

     The Company has executed this Letter as of the date first written above:

Vought Aircraft Industries, Inc
By:	/s/ Tom Stubbins
Tom Stubbins
Vice President Human Resources

     Please sign a copy of this Letter to confirm that you understand, intend to comply with and agree to be bound by the terms of this Letter.

Signed:	/s/ Steve Davis
Print Name:
Date: May 6, 2010

EXHIBIT A
     For and in consideration of the Bonus (as defined in the Letter Agreement defined below) due to Steve Davis (the “Employee”) pursuant to the letter dated as of April 14, 2010 (the “Letter Agreement”) by and between Vought Aircraft Industries, Inc., (the “Company”) and the Employee, and for other good and valuable consideration, the Employee hereby agrees, for the Employee, the Employee’s spouse and child or children (if any), the Employee’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, TC Group, L.L.C. or any of their respective divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind, which the Employee now has or may have against the Released Parties, whether known or unknown to the Employee, by reason of facts which have occurred on or prior to the date that the Employee has signed this Release. Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment and other matters, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment and other matters, as well as any and all claims under state contract or tort law.
     The Employee has read this Release carefully, acknowledges that the Employee has been given time to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Employee’s choice prior to executing this Release, and the Employee fully understands that by signing below the Employee is voluntarily giving up any right which the Employee may have to sue or bring any other claims against the Released Parties. The Employee has not been forced or pressured in any manner whatsoever to sign this Release, and the Employee agrees to all of its terms voluntarily. Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations, if any, under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Employee under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Employee’s compensation or benefits are intended to continue or the Employee is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Employee’s termination; (ii) rights, if any, to indemnification the Employee may have as an insured under any director’s and officer’s liability insurance policy now or previously in force; or (iii) any rights the Employee may have under the Merger Agreement (as defined in the Letter Agreement).
     In witness whereof, the Employee has executed this Release as of the date indicated below:

Signature	Date

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